EXHIBIT 2

         Set forth below is a summary of acquisitions and dispositions of beneficial ownership in the Shares of the Issuer by Phillip Frost, M.D. effected from September 16, 1998 through the date of this Amendment No. 3.


           UMBER OF SHARES          PRICE PER           TYPE OF
DATE           ACQUIRED              SHARE            TRANSACTION
----           --------              -----            -----------
9/28/98        8,400                $2.625            Open Market Transaction
10/08/98       3,200                $1.875            Open Market Transaction
10/12/98       5,000                $2.25             Open Market Transaction
01/20/99       86,000               $1.50             Private Transaction
01/26/99       500                  $1.375            Open Market Transaction
02/02/99       19,500               $1.375            Open Market Transaction
02/03/99       2,000                $1.375            Open Market Transaction
02/17/99       25,000               $1.25             Private Transaction
03/08/99       194,000              $1.00             Private Transactions